Exhibit 99.1

FOR IMMEDIATE RELEASE

IFF Elects Michael Ducker to Board of Directors

NEW YORK, N.Y., October 23, 2014 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, announced that Michael Ducker, Chief Operating Officer and President, International, for FedEx Express, has been elected to the Company’s Board of Directors, effective immediately.

“We’re delighted to welcome Michael Ducker to the IFF Board,” said Mr. Fibig. “Michael is a well-respected international business leader who has significant experience at a global organization. The addition of his skills and depth of knowledge will complement the strength of our Board and provide a tremendous value to our organization.”

Mr. Ducker began his career with FedEx where he has served in a variety of global positions, most recently as Chief Operating Officer and President, International, for FedEx Express. In addition to his corporate responsibilities, Mr. Ducker serves on the advisory committee for Trade Policy and Negotiations for the Obama administration, as Chairman of the International Policy Committee, Vice Chairman and Executive Committee Member of the U.S. Chamber of Commerce, member of the Board of Directors of Amway Corporation, and serves on the National Advisory Board of the Salvation Army.

About International Flavors & Fragrances Inc.

International Flavors & Fragrances Inc. (NYSE:IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

VP, Global Corporate Communications & Investor Relations:

Michael DeVeau

212-708-7164

Director, Investor Relations:

Shelley Young

212-708-7271

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